Exhibit 99.1

Moleculin Reports First Quarter 2024 Financial Results and Provides Corporate Update

–	Recently announced interim data from ongoing MB-106 study demonstrating Annamycin in combination with Cytarabine (AnnAraC) achieves CRc rate of 62% (54% CR) in 1st and 2nd line AML subjects (N=13)

–	Also announced MB-106 reaches 20 subjects enrolled

–	Company to host conference call and webcast today, Monday, May 13th at 8:30 AM ET

HOUSTON, May 13, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today reported its financial results for the quarter ended March 31, 2024. As previously announced, the Company will host a conference call and live audio webcast to discuss the operational and financial results at 8:30 AM ET on Monday, May 13, 2024. (details below).

“We recently hosted a virtual AML Clinical Day featuring renowned KOLs, Dr. Martin Tallman and Dr. Michael Andreeff. It was great to hear their support of and thoughts on Annamycin’s recent developments in AML. You can hear that discussion here. Combined with the encouraging Annamycin data demonstrated to date and the positive feedback from the KOLs, we continue to believe that our results in 2nd line subjects fill a significant unmet need. We believe this is supported by the exceptional CRc rate demonstrated by AnnAraC in 2nd line patients, which substantially exceeds the performance reported by any drug currently approved in the U.S. for use in 2nd line AML. We believe we are well-positioned for a highly productive End of Phase 2 meeting with FDA to discuss our planned pivotal study of Annamycin for AML,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Recent Highlights

●

Bolstered the patent estate with issuance of U.S. patents. We recently received an Issue Notification from the United States Patent and Trademark Office (USPTO) for U.S. Patent number 11,980,634 titled, “Method of Reconstituting Liposomal Annamycin.” Earlier, we received an Issue Notification titled, “Preparation of Preliposomal Annamycin Lyophilizate.” Both provide claims to compositions that contain Annamycin with a base patent term extending until mid-2040.

●	Hosted a virtual AML clinical day highlighting positive interim data for Annamycin from its ongoing acute myeloid leukemia (AML) clinical development program.
o	Full MB-106 trial reaches 20 subjects with CRc of 45% in 1st – 7th line, with median durability at 4.9 months and climbing.
o	1st and 2nd line patients reached a CRc rate of 62% and a CR rate of 54%.
o	The 2nd line performance from the combination of Annamycin with Ara-C (AnnAraC) exceeds the approval data for all currently approved 2nd line drugs.
o

Interim data supports advancement to development of Phase 2 registration-directed clinical trial (MB-108) to further provide data for efficacy to support an eventual application for New Drug Approval (NDA).

●	Announced the formation of its Annamycin Scientific Advisory Board and inaugural appointment of Dr. Martin Tallman.
●	Granted Orphan Drug Designation of Annamycin for the treatment of AML from the European Medicines Agency (EMA), adding to US Orphan Drug and Fast Track designations.
●	Presented positive data demonstrating high anti-cancer activity of Annamycin and non-cardiotoxic properties at the American Association for Cancer Research (AACR) Annual Meeting.

Ongoing AML Clinical Trial Summary

The Company is currently conducting its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587.

A summary table of the MB-106 preliminary results is shown below. These subjects had 0-6 prior therapies. The preliminary data for MB-106 demonstrate a CRc rate of 45% and an overall remission rate (ORR) of 55% for all subjects, regardless of the number of prior treatments (N=20). Segmenting the MB-106 subject population for 1st line (N=3) and, most notably, 2nd line (N=10) therapies in the trial, yields a CRc rate of 67% and 60% and an ORR of 67% and 70%, both respectively.

Table 1 - Summary of Annamycin Remissions in MB-106 as of May 2, 2024

Study MB-106 Combination Therapy – Phase 1B/2 with Ara-C + Annamycin "5+3"	All Lines (Range 1-7)	1st Line	2nd Line	1st and 2nd Line Combined
All Subjects
Recruited and Evaluable	20	3	10	13
Subjects Evaluable Not Dosed Per Protocol	2	0	1	1
Median Age - Years (Range)	69 (19-78)	49 (19-69)	71 (53 - 78)	67 (19-78)
Complete Remissions (CR)	8	2	5	7
CR with incomplete recovery (CRi)	1	0	1	1
Total Composite Complete Remission (CRc)	9	2	6	8
Complete Remission (CR) Rate	40%	67%	50%	54%
Complete Remission Composite (CRc) Rate	45%	67%	60%	62%
Partial Remissions (PRs)	2	0	1	1
Overall Response Rate (CRc’s + PRs) or ORR	55%	67%	70%	69%
CRc Relapsed or Death to Date	2	0	2	2
BMT To Date (in CR’s)	2	0	1	1
See Note 1 below

Notes for Table 1: Data from MB-106 is for Intent To Treat (ITT) subjects and is preliminary and subject to change.

Expected Milestones for Annamycin AML Development Program

●	H1 2024: Complete MB-106 Phase 1B/2 clinical trial.
●	H1 2024: MB-106 End of Phase 2 Meeting with FDA.
●	H1 2025: Initiate pivotal trial.
●	H2 2026: Feedback from the FDA EOP2 Meeting
●	H2 2026: Conclude pivotal trial.
●	2027: Potential NDA submission.

Summary of Financial Results for the First Quarter 2024

Research and development (R&D) expense was $4.3 million and $5.7 million for the three months ended March 31, 2024 and 2023, respectively. The decrease of $1.4 million is mainly related to the clinical trials activity levels.

General and administrative expense was $2.4 million and $2.6 million for the three months ended March 31, 2024 and 2023, respectively. The decrease of $0.2 million is mainly related to a decrease in regulatory and legal fees.

As of March 31, 2024, the Company had cash and cash equivalents of $16.8 million and believes that this cash is sufficient to meet its projected operating requirements, which includes the Company’s current Phase 1B/2 clinical programs and preparations for future clinical trials, into the fourth quarter of 2024.

Conference Call and Webcast

Moleculin management will host its quarterly conference call and webcast for investors, analysts, and other interested parties Monday, May 13, 2024, at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live audio webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data discussed above are subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's forecasted cash burn rate (including its estimate of cash sufficient to meet its projected operating requirements) and the achievement of the expected milestones set forth above. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	March 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$16,824	$23,550
Prepaid expenses and other current assets	2,133	2,723
Total current assets	18,957	26,273
Furniture and equipment, net	240	272
Intangible assets	11,148	11,148
Operating lease right-of-use asset	500	524
Total assets	$30,845	$38,217

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$5,408	$6,815
Total current liabilities	5,408	6,815
Operating lease liability - long-term, net of current portion	450	474
Warrant liability - long term	3,400	4,855
Total liabilities	9,258	12,144
Total stockholders' equity	21,587	26,073
Total liabilities and stockholders' equity	$30,845	$38,217

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2024	2023
Revenues	$-	$-
Operating expenses:
Research and development	4,252	5,687
General and administrative and depreciation and amortization	2,425	2,667
Total operating expenses	6,677	8,354
Loss from operations	(6,677)	(8,354)
Other income:
Gain from change in fair value of warrant liability	1,455	39
Other income, net	11	8
Interest income, net	241	392
Net loss	(4,970)	(7,915)

Net loss per common share - basic and diluted	$(2.02)	$(4.13)
Weighted average common shares outstanding - basic and diluted	2,466,174	1,916,665